QUOTA SHARE RETROCESSION AGREEMENT

QUOTA SHARE RETROCESSION AGREEMENT

QUOTA SHARE RETROCESSION AGREEMENT
(the “Agreement”)

Between

MULTI-STRAT RE LTD., a special purpose insurer incorporated in Bermuda
(the “Retrocedent”, hereinafter referred to as “MSRE”)

And

RESOURCE RE LTD., a Class 3A insurer incorporated in Bermuda
(the “Retrocessionaire”, hereinafter referred to as “PRe”)

(MSRE and PRe are individually referred to hereinafter as a
“Party” and collectively as the “Parties”)

RECITALS

A.

MSRE, as the Retrocedent, intends to retrocede to PRe, as the Retrocessionaire, a specified quota share portion of certain insurance and reinsurance business that MSRE assumes from other insurance and/or reinsurance companies or binding quotations in the market that meet the criteria for business that may be retroceded to PRe in accordance with the terms and conditions of this Agreement, in particular, the specifications provided to MSRE by PRe in Appendix A hereto (the “MSRE Assumptions”).

B.

The Parties intend that MSRE will bear no credit or insurance risk, except as expressly set forth in this Agreement, and PRe will hold harmless and indemnify MSRE solely for PRe’s proportionate share of the MSRE Assumptions, as set forth in this Agreement.

C.

The Parties intend that MSRE’s services under this Agreement will permit the Original Policies to be reinsured by MSRE pursuant to the agreements between MSRE and the Cedents (the “Cedent Reinsurance Agreement”), with MSRE then retroceding a portion of such Cedent Reinsurance Agreements to PRes as the MSRE Assumptions, in exchange for which MSRE will receive the MSRE Retrocession Commission and, as applicable, an Underwriting Performance Incentive, and will remit the Ceded Net Written Premium to PRe.

D.	Appendix B hereto sets forth the definitions of certain terms used in this Agreement. Appendices A and B hereto are integral parts of this Agreement.

In consideration of the mutual covenants contained and on the terms and conditions set forth in this Agreement, the Parties agree as follows:

ARTICLE 1 - BUSINESS COVERED

MSRE retrocedes and PRe assumes the MSRE Assumptions during the Agreement Year, as determined by MSRE in in accordance with the specifications provided by PRe in Appendix A (the “Business Covered”), which Business Covered is automatically binding on PRe without any further action by PRe except as expressly provided in this Agreement and Appendix A hereto.

ARTICLE 2 – COMMENCEMENT AND TERMINATION

A.

This Agreement will be continuous and will take effect at 12:01 A.M., Atlantic Time, July 1, 2014, and will apply to the Business Covered from the inception date of this Agreement through to June 30, 2015 (the “Agreement Year”), and will remain in effect continuously until MSRE has fully performed it obligations thereunder.

B.

PRe’s liability will commence simultaneously with that of MSRE, on a “Policies Attaching” basis, meaning that coverage applies as respects each Original Policy assumed by MSRE pursuant to a Cedent Reinsurance Agreement written or renewed on or after the inception date of this Agreement and prior to the date of Termination of this Agreement. This Agreement will apply to the Original Policy term, including the run-off period. Coverage provided under this Agreement will follow the same terms and conditions of the applicable Original Policy.

C.

After the Agreement Year, this Agreement is renewable with the prior written consent of both Parties on an annual basis, and will remain in force until all risks associated with the Business Covered are (i) off-risk (meaning that there are no longer any obligations owed to the Cedent) or (ii) included in a commutation and/or loss portfolio transfer agreement executed between MSRE and PRe or between such other parties as the Parties may agree in writing.

D.

In the event that any of the following circumstances occur, either Party may terminate this Agreement at any time by giving thirty (30) days prior written notice to the other Party (any such event, either on an individual basis or in concert with one or more such events, is referred to herein as a “Termination Event”):

	(i)	Either Party fails to make payment of any undisputed Balance under this Agreement when due, and fails to remit any such overdue payment within sixty (60) days of the due date of such payment.

(ii)

A regulatory or other legal authority (a) orders either Party to cease writing, or renewing, insurance business, in total, or (b) withdraws, suspends, removes, makes conditional, or impairs either Party's respective right, or ability, to retrocede or assume the Business Covered, in total, under this Agreement.

(iii)

Either Party merges or amalgamates with or becomes acquired or controlled directly or indirectly by any company, corporation, partnership, or individual(s) not controlling their respective operations at the inception of this Agreement (an acquisition or change in control will only have occurred if a person unaffiliated with the applicable Party directly or indirectly acquires fifty percent (50%) or more of the voting shares of such Party, or of any person owning or controlling such Party, or of shares convertible into fifty percent (50%) or more of such voting shares).

(iv)

Either Party becomes insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against such Party for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of their respective assets or the control of their respective operations.

	(v)	Either Party fails to comply with Bermuda laws and regulations in a material respect, resulting in material economic harm to the other Party.

(vi)

Any of the respective directors, officers, employees, and/or Agents of either Party acts, individually or in collusion with another party, in a manner that rises to the level of alleged or willful negligence, fraud, or bad faith with respect to any of the terms and conditions of this Agreement.

E.

In addition to the Termination Events specified in Article 2(D), PRe may also terminate this Agreement at any time, by giving advance written notice to MSRE, in the event that MSRE ceases to underwrite the Business Covered and/or adjust claims as regards the Original Policy risks pursuant to this Agreement that results in significant loss or exposure to PRe.

F.

The termination of this Agreement pursuant to a Termination Event or in accordance with a Termination, as specified in Article 2E above, may only be effected on a run-off, commutation, or, as specified in Article 2D above, loss portfolio transfer basis, as agreed to in writing by the Parties.

G.

For purposes of this Article, the term “run-off” means that PRe will continue to be liable for losses occurring or claims made on or after the effective date of Termination in respect of risks attaching prior to the effective date of Termination.

H.	No Termination will permit PRe to avoid, reduce, or eliminate exposures set forth under the Original Policies already underwritten by MSRE and assumed, in part, by PRe.

I.	Collateral pledged by PRe cannot be reduced as a result of a Termination unless agreed to in writing by the Parties.

J.

MSRE’s authority to quote or cede new contracts of Business Covered to PRe will cease as of the date that MSRE receives written notice from PRe of PRe’s intent to terminate this Agreement on the basis of a Termination Event under Article 2(D) or Article 2(E). However, PRe is obligated to accept its proportionate share of any business ceded to PRe from the acceptance of binding quotations issued by MSRE prior to MSRE’s receipt of any such notice of PRE’s intention to terminate this Agreement.

ARTICLE 3 - COVER

A.

MSRE will cede and PRe will accept by way of reinsurance under this Agreement a proportionate share of MSRe's liability in each Original Policy as assumed by MSRE pursuant to the Cedent Reinsurance Agreements in accordance with Appendix A.

B.

MSRE Assumptions, and PRe’s respective quota share portion thereof, are to be structured to be consistent with the terms of the Original Policies as regards to whether Losses are to be recognized on a “claims made basis” and/or on a “claims occurrence basis”.

C.

MSRE’s retrocession to PRe of the Business Covered is subject to the same terms and conditions that, among other things, include the limits specified in each Original Policy and that, consequently, are included in any such retrocession to PRe. Unless required by law, in no event are the terms and contents of this Article to be construed in any way to provide coverage outside of the terms and conditions set forth in the Original Policies and/or in this Agreement.

D.

PRe’s obligations under this Agreement are on a several basis and are, at all times, limited to the portion of the MSRE Assumptions that PRe has assumed pursuant to this Agreement. PRe has no liability arising out of the actions or inactions of MSRE’s other Retrocessionaires.

ARTICLE 4 - TERRITORY

The territory covered by this Agreement will follow the Original Policies.

ARTICLE 5 - EXCLUSIONS

This Agreement specifically excludes all business listed as Exclusions under the Original Policies, unless otherwise defined in the Original Policies or the Cedent Reinsurance Agreement.

ARTICLE 6 - DEFINITIONS

Capitalized terms not defined elsewhere in this Agreement are defined in Appendix B hereto and is an integral part of this Agreement.

ARTICLE 7 - PREMIUM

MSRE will remit to PRe a percentage of the Ceded Net Written Premium equal to PRe’s participation percentage in each Original Policy, which percentage will be determined in accordance with Appendix A.

ARTICLE 8 – MSRE RETROCESSION COMMISSION AND UNDERWRITING INCENTIVE

A.

For the reinsurance business assumed by PRe from MSRE under the terms and conditions of this Agreement, PRe authorizes MSRE to deduct from the Ceded Net Written Premium a retrocession commission payable to MSRE of [***Confidential Treatment Requested***] of the Gross Written Premium for each Cedent Reinsurance Agreement written or renewed under this Agreement (the “MSRE Retrocession Commission”).

B.

PRe will pay MSRE a performance incentive (the “Underwriting Performance Incentive”) when PRe’s underwriting results are less than [***Confidential Treatment Requested***] (the “Ultimate Combined Ratio Benchmark”). The Underwriting Performance Incentive will be [***Confidential Treatment Requested***] of Ultimate Combined Ratio Benchmark less MSRE Retrocession Commission less the Ultimate Combined Ratio. The Underwriting Performance Incentive is payable on the expiration, or commutation, of the related Original Policies underlying the MSRE Assumptions assumed pursuant to the Cedent Reinsurance Agreements.

ARTICLE 9 – ACCOUNTS, REPORTS, AND REMITTANCES

A.	For purposes of this Article, and this Article only, all references to MSRE are deemed to include “MSRE and/or its Agents.”

B.

Within forty-five (45) days following the end of each month, as regards the Business Covered, MSRE will provide PRe with a written report that includes the following information, which report may include estimates where definitive information is not available, by line of business, for that preceding month:

	(i)	Ceded Net Written Premium;

	(ii)	Ceding Commissions;

	(iii)	paid Loss and Loss Adjusted Expense;

(iv)	Profit Commissions;

(v)	MSRE Retrocession Commissions;

(vi)	reserves for outstanding loss;

(vii)	reserves for outstanding Loss Adjusted Expense;

(viii)	reserves for unearned premium; and

(ix)	the balance of the subparagraph (i) less subparagraph (ii) less subparagraph (iii) less subparagraph (iv) less subparagraph (v) (the “Balance”).

C.

Within forty-five (45) days following the end of each month, each Party will remit to the other Party any Balance due. If the Balance is due to PRe, MSRE will remit that Balance within forty-five (45) days following the end of the month. If the Balance is due to MSRE, PRe will remit that Balance as soon as reasonably practicable after receiving and accepting the monthly report from MSRE, but not to exceed thirty (30) days following PRe's receipt of the monthly report from MSRE.

D.	In addition to the reports referred to in Article 9(B), MSRE and/or the Agents of MSRE and its affiliates will provide PRe with the reports identified in Schedule II of the Master Services Agreement.

E.

Quarterly and annually, MSRE will provide PRe with any other information that PRe may reasonably require for the completion of PRe’s financial statements and regulatory requirements, which data may be reasonably available to MSRE.

ARTICLE 10 – LOSS SETTLEMENTS

A.

MSRE will advise PRe within seven (7) business days of all Losses that MSRE becomes aware of and may result in a Loss settlement and any subsequent developments with respect thereto under this Agreement that may materially and/or adversely affect the capital position of PRe. Such Loss reporting to PRe will include, but is not limited to, (i) incurred Losses of ten per cent (10%) or more of PRe’s capital position and (ii) any claims that may involve loss in excess of original policy limits (“XOPL”) and extra contractual obligations (“ECO”) settlements. Any inadvertent omission or oversight in providing such advice to PRe is in no way to affect the liability of PRe; however, when discovered, MSRE will notify PRe within three (3) business days of any such omission or oversight.

B.

MSRE will have the right to settle all Loss-related claims under the Original Policies. However, when so requested by PRe, MSRE will afford PRe, at PRe’s own expense, to associate (although not control) with MSRE in the defense of any lawsuit or other litigation proceeding that involves the Business Covered by this Agreement, and MSRE and PRe will cooperate in every respect in any such defense.

C.

All valid Loss settlements payable to the Cedents and any related valid ALAE and ULAE payments made by MSRE, including any Ex-Gratia Settlements, are to be unconditionally binding on PRe solely in proportion to PRe’s quota share portion of the subject Original Policy, provided that such Loss settlements payable to the Cedents and ALAE and ULAE payments, are either made (i) within the terms and conditions of this Agreement, or (ii) in addition to coverage required by the terms and conditions of the Original Policy and this Agreement (the “Ex-Gratia Settlement”) solely for the purpose of reducing future liability in an amount greater than the Ex-Gratia Settlement.

D.

PRe agrees to pay or allow, as the case may be, its share of each such settlement to be made in accordance with this Agreement within five (5) Business Days of receipt of proof of payment of any such settlement from MSRE. In connection with PRe’s obligations in respect of such payments, MSRE may request, and PRe agrees, to grant signing authority to MSRE to fulfill PRe’s obligations under this Agreement, should MSRE determine that such authority was necessary.

E.

MSRE will deposit all salvage and subrogation recoveries, net of recovery cost, into the Premium Monies Account and credit PRe with PRe's proportionate retroceded share of those recoveries on all Business Covered Losses, ALAE, and ULAE. MSRE agrees to enforce MSRE’s and PRe’s salvage and subrogation rights and to pursue all claims that have the potential for any recoveries in excess of recovery costs related to those rights as regards the Business Covered.

F.

At all times, MSRE will avoid circumstances and/or actions that could lead to XOPL or ECO claims. However, if an XOPL claim payment is imposed on MSRE by an arbitrator, regulator, or court of competent jurisdiction, then, consistent with this Article, PRe will pay its proportionate share of any such excess. PRe may subsequently pursue recovery from MSRE for any XOPL payment in the event that any such Loss has been incurred because of failure by MSRE, by reason of alleged or willful negligence, fraud, or bad faith, in (i) rejecting an offer of settlement within the Original Policy limit or, (ii) in the preparation of the defense or in the trial of any action against an Insured, or (iii) in the preparation or prosecution of an appeal consequent to any such action.

G.	The date on which any ECO is incurred will be deemed, in all circumstances, to be the date or dates of the original accident, casualty, disaster, or Loss Occurrence.

H.	In the event that the Parties cannot agree on fault or payments as regards to any XOPL or ECO situation, any such matter will be resolved by Arbitration as set forth in this Agreement.

ARTICLE 11 – PROFIT COMMISSION SETTLEMENTS

Certain of the MSRE Assumptions may include a provision for a “Cedent Profit Commission” to the Cedent based on a specified calculation related to actual experience for the subject Original Policies.

ARTICLE 12 - OFFSET

The Parties may offset any balance or amount due from one Party to the other under this Agreement, provided that this right to offset is limited to only balances that arise from obligations provided for under the Original Policies, the Cedent Reinsurance Agreements, or this Agreement, and may not be construed as allowing any such offset against any balance or balances attributable to any other agreement, transaction, or unrelated business activity. In the event of insolvency of either the Party, any offset will only be permitted in accordance with Bermuda Laws.

ARTICLE 13 – NET RETAINED LIABILITY

A.	All of the liabilities pursuant to the MSRE Assumptions will be fully-funded by the Retrocessionaire(s) and MSRE will not retain any liability to the Cedents with respect to the MSRE Assumptions.

B.

The amount of PRe's liability hereunder in respect of any loss or losses will not be increased by reason of the inability of MSRE to collect from any other Retrocessionaire(s), whether specific or general, and/or any amounts that may have become due from such Retrocessionaire(s), whether such inability arises from the insolvency of such other Retrocessionaire(s) or from some other circumstance.

ARTICLE 14 – COLLATERAL

A.

PRe’s obligations under this Agreement are to be fully funded by having PRe place sufficient assets in a Custody Account (“Custody Account”) at CitiBank, or such other institution or with a trustee (the “Custodian”) as is otherwise agreed to by the Parties, which Custody Account will be funded at all times as is necessary to ensure that the obligations of PRe under this Agreement remain fully collateralized.

B.

The Custody Account will be held by the Custodian for the sole benefit of PRe and will be used to collateralize Letters of Credit (“LOCs”) and/or set up a trust or trusts (the “Trust Arrangements”) required to secure PRe’s obligations pursuant to the Original Policy on the Business Covered under this Agreement. MSRE is expressly authorized to direct that the LOCs or the Trust Arrangements secured by the funds in the Custody Account be used to write the Business Covered in accordance with the terms set out in this Agreement.

C.

Notwithstanding any other provision of this Agreement, MSRE and PRe agree that any funding provided by PRe pursuant to the provisions of this Agreement may be drawn on at any time and that any such funding will be available to be utilized, by operation of law, by MSRE or any MSRE successor, including without limitation, any liquidator, rehabilitator, receiver, or conservator to:

(i)	reimburse MSRE for PRe’s Loss obligations under the terms and provisions of this Agreement and the Original Policies that are due and have not been otherwise paid by PRe;

(ii)	make refunds of any sums that are in excess of the actual amount required to pay the PRe’s Loss obligations under the terms of this Agreement; and

(iii)	pay PRe’s share of any other amounts that are due under this Agreement.

D.

If the amount so drawn down by MSRE is in excess of the actual amount required to satisfy the requirements of Paragraph A of this Article, then MSRE will immediately return to the Custody Account the excess amount so drawn. All of the foregoing provisions of this Article will be applied without diminution because of insolvency on the part of MSRE or PRe.

E.

The issuing bank(s) of the LOCs or the trustee in the Trust Arrangements will have no responsibility whatsoever in connection with the propriety of withdrawals made by MSRE or the disposition of funds withdrawn, except to ensure that any and all withdrawals are made only on the order of properly authorized representatives of MSRE.

F.	PRe will be responsible for all costs, disbursements, and expenses that are directly associated with the LOCs, the Trust Arrangements, and the Custody Account.

Upon termination of this Agreement, the amounts in the Custody Account will be adjusted quarterly for the business written under the terms of this Agreement until all of the liabilities of PRe are extinguished, at which point any remaining amounts in the Custody Account will be returned to PRe and the LOCs and/or the Trust Arrangements will be cancelled.

ARTICLE 15 – FOLLOW THE SETTLEMENTS

PRe’s liability will attach simultaneously with that of MSRE and is subject in all respects to the same risks, terms, conditions, interpretations, Cedent Profit Commission arrangements, waivers, modifications, alterations, and cancellation provisions included in the Original Policies and the Cedent Reinsurance Agreements. Accordingly, in every case to which this Agreement applies and in the MSRE Assumption specified herein, the intent of this Agreement is that PRe’s obligations will follow the underwriting fortunes and settlements of MSRE as related to MSRE’s participation in the Original Policies pursuant to the Cedent Reinsurance Agreements.

ARTICLE 16 - ACCESS TO RECORDS

A.

Subject to any restrictions in the Original Policies or the Cedent Reinsurance Agreements, PRe or its duly authorized representatives will, after giving five (5) working days’ prior notice, have the right to visit the offices of MSRE in Bermuda during regular business hours to inspect, examine, audit, and verify any of the Original Policies, accounting or claim files (“Records”) that relate to PRe’s proportional share of the MSRE Assumptions, and all of the papers and documents in the possession of MSRE and all of MSRE’s affiliates, MSRE’s parent company(ies) and its (their) affiliates, and the Agents of those entities (e.g., any managing general agent, managing general underwriter, and/ or other third-party administrator) that relate, or refer, to the Business Covered.

B.

Notwithstanding PRe’s rights as set forth in Article 16(A), PRe is not to have any right of access to the Records of MSRE if PRe is not current in all undisputed payments due MSRE. As a condition precedent to access to the Records, PRe and its duly authorized representative will keep confidential all information and reports derived from the Records of MSRE to which it has received access and will not publish or communicate that information or report(s) to any other person or its own retrocessionaire without MSRE’s express prior written consent, except as set out in Article 16(D) or (i) when required by its own retrocessionaires, (ii) when PRe is subject to a lawful subpoena or other duly issued order of a court or other regulatory or governmental authority, after giving notice to MSRE and allowing MSRE to take appropriate protective measures, or (iii) when required by auditors, legal counsel, and/or arbitrators involved in any arbitration procedures under this Agreement.

C.

MSRE reserves the right to withhold any documents from PRe (i) concerning trade secrets of MSRE, (ii) subject to the terms of a third-party non-disclosure agreement with MSRE requiring third-party consent to disclosure, (iii) subject to the work product privilege or attorney-client privilege related to a dispute between the Parties, or (iv) concerning individual private information that as a matter of law cannot be disclosed by MSRE (hereinafter referred to in this Agreement as “Privileged Documents”). MSRE will reasonably try to exempt PRe from any third-party non-disclosure agreement or obtain consent from the third party to disclose to PRe. If MSRE permits PRe access to any Privileged Documents referenced in (i) through (iv) of this Article 16(C), PRe agrees to sign the MSRE’s non-waiver agreement to preserve the confidential, proprietary, and/or privileged nature of such Privileged Documents.

D.

Subject to legal, regulatory, and stock exchange requirements, including matters such as blackout and/or quiet periods, MSRE and PRe may refer to the existence of this Agreement and the nature of their business relationship, in print, electronic, or other form of media, publicity, letterheads, directories, marketing, advertising, and/or verbal communication with third parties (or permit another party to do so) without receiving written consent from the other Party. Both Parties will establish and maintain adequate records of any such activities as required by any and all applicable statutes and regulations.

E.

During the course of this Agreement, MSRE and PRe may execute confidentiality agreements, including non-disclosure agreements, with prospective and actual reinsurance cedents or other third parties. No authority or right is afforded by this Agreement to either Party to disclose any information related to or set forth in any such confidentiality agreements without the prior written consent of the other Party to this Agreement.

F.	MSRE will provide PRe with a copy of all Non-Standard Documentation within ten (10) business days of the receipt of any such documentation by MSRE.

ARTICLE 17 - ARBITRATION

A.

As a precedent to any right of action hereunder, if any dispute should arise between MSRE and PRe with respect to or touching upon this Agreement, including, but not limited to, its interpretation, formation, and validity, or to their respective rights with respect to any transaction that involves both of the Parties, whether any such dispute arises before or after the termination of this Agreement, any such dispute will be resolved through arbitration with a three-person arbitration panel, pursuant to the written request of either Party. Any such arbitration panel will be comprised of three (3) arbitrators, one (1) to be chosen by each Party, and the third by the Parties jointly. If either Party refuses to, or neglects to, appoint an arbitrator within thirty (30) days after the receipt of written notice from the requesting Party that the other Party do so, the requesting Party may appoint two (2) arbitrators, who may appoint a third arbitrator. If the Parties fail to agree in the selection of a third arbitrator within thirty (30) days of the appointment of the two (2) party-appointed arbitrators, then the third arbitrator will be appointed by the Appointments Committee of the Chartered Institute of Arbitrators (Bermuda Branch). If that body fails to appoint an arbitrator within twenty-one (21) days of such request to them, then the appointment will be by the Supreme Court of Bermuda. All arbitration panel members are to be active or retired experienced professional service providers or executives who have extensive insurance or reinsurance experience and who have no conflicts of interest with the subject arbitration proceeding.

B.

The arbitrators will interpret this Agreement and make their decision, and allocate arbitration-related costs, after giving consideration to the custom and usage of the insurance and reinsurance business.

C.

A single signed decision by at least two (2) arbitrators (in the event that any third arbitrator refuses to sign), when filed with the Parties hereto, will be final and binding on both Parties. Based on the final decision of those arbitrators, judgment may be entered in any court having jurisdiction. Any arbitration undertaken with respect to this Agreement is to take place in Bermuda, unless some other venue is mutually agreed to, in writing, by MSRE and PRe.

D.

Unless the Parties otherwise agree, the arbitration will be governed by the laws of Bermuda and the Bermuda International Conciliation and Arbitration Act 1993 (exclusive of the Conciliation part of such Act, including the United Nations Commission on International Trade Law Model Law on International Commercial Arbitration) and/or any statutory amendments or reenactments thereof.

ARTICLE 18 - INSOLVENCY

A.

This Article and the laws of Bermuda are to apply in the event of the insolvency of MSRE or PRe. In the event of any conflict between any provision of this Article and the laws of Bermuda, Bermuda laws are to prevail.

B.

In the event of the insolvency of MSRE, the amounts due pursuant to this Agreement (or for the portion of any risk or obligation assumed by PRe, if required by applicable law) will be payable directly to MSRE, or to its liquidator, receiver, trustee, or statutory successor, either (i) on the basis of the liability of PRe to MSRE, or (ii) on the basis of claims that have been filed and allowed in any liquidation and/or receivership proceeding, whichever may be required by applicable law, without diminution because of the insolvency of MSRE or because the liquidator, receiver, trustee, or statutory successor of MSRE has failed to pay all or a portion of any claim that is attributable to PRe under the terms of this Agreement. However, it is agreed to by the Parties that MSRE will continue to give written notice to PRe of the pendency of any such claim against MSRE that is related to the Business Covered. Any such written notice that would involve a possible liability on the part of PRe will be provided to PRe within thirty (30) days after any such claim is filed in a receivership or liquidation proceeding. During the pendency of any such claim, PRe may (i) investigate any such claim, (ii) interpose in the proceeding where such claim will be adjudicated, and (iii) participate in, or direct, any defense or defenses that PRe may deem to be available to PRe, to MSRE, or to MSRE’s liquidator, receiver, or statutory successor, in each case subject to any necessary approval of the court of competent jurisdiction and/or an appropriate regulatory authority. Any expense incurred by PRe in any such endeavor will be chargeable, subject to the approval of the court of competent jurisdiction and/or an appropriate regulatory authority, against MSRE as part of the expense of liquidation or conservation to the extent of the pro rata share of the benefit that may be attributable to MSRE solely as a result of the investigation and/or defense undertaken by PRe.

C.

Subject to Article 18(B), in the event that two (2) or more of the Retrocessionaires are involved in the same type of insolvency-related claim, and a majority in interest elect to interpose a defense to any such claim, that related expense will be apportioned among those Retrocessionaires in proportion to the collective liability exposure of those Retrocessionaires.

D.

As to every retrocession ceded or renewed under this Agreement, the amounts payable for the subject retrocession are to be payable as set forth in this Article by PRe to MSRE or to the liquidator, receiver, trustee, or statutory successor, except where PRe, with the consent of the Original Insured(s), has assumed such Original Policy obligations of MSRE as direct obligations of PRe to the payees under such Original Policies and in substitution for the obligations of MSRE to such payees. Then, and in that event only, MSRE, with the prior approval of such regulatory authority as may be applicable, is entirely released from its obligations and rights to any and all premiums, ceding commissions, and fees, and PRe will receive any and all premiums, ceding commissions, and fees and pay any valid Loss due directly to the payees pursuant to the Original Policy.

ARTICLE 19 – GOVERNING LAW

This Agreement, including all matters relating to formation, validity, and performance thereof, will be governed by and interpreted in accordance with the laws of Bermuda.

ARTICLE 20 – CURRENCY

Wherever the word “dollar” and/or the “$” symbol appear in this Agreement or any Appendix hereto, they are to mean United States Dollars, unless agreed to in writing by the Parties, provided that any non-US dollar denominated MSRE Assumptions under this Agreement will follow the denomination of the currency used in any such applicable MSRE Assumptions.

ARTICLE 21 – TAXES

A.	Each Party will be responsible to pay its own taxes.

B.

If PRe is or becomes subject to premium tax, excise tax, or to any other insurance-related tax (hereinafter referred to as the “Tax”), in the United States, Canada, or elsewhere, PRe agrees to allow, for the purpose of having MSRE pay the Tax, MSRE to deduct from the subject premium collected the applicable percentage of the premium payable, or such other related calculated amount, pursuant to such Tax, to the extent that such premium is subject to the Tax to be paid.

C.

In the event that PRe returns any premium to MSRE, PRe will deduct from the amount of the return premium the same Tax percentage as was allowed when the premium was received, and MSRE and/or its Agent will take all necessary actions to recover the Tax from the U.S. Government or other applicable jurisdictional tax body.

D.

MSRE and PRe will notify the other Party within seven (7) business days of any tax inspection or audit related to the Business Covered and/or this Agreement, and the results of any such tax inspection or audit.

ARTICLE 22 – INDEMNIFICATION AND ERRORS AND OMISSIONS

A.

PRe is reinsuring, to the amount herein provided, and severally and not jointly with any other reinsurers of the Original Policy, the obligations of MSRE under the Original Policies pursuant to the Cedent Reinsurance Agreements. MSRE will determine:

(i)	what constitutes a claim or Loss covered under any Original Policy assumed by MSRE;

(ii)	MSRE's liability thereunder; and

(iii)	the amount or amounts that are proper for MSRE to pay thereunder.

B.	PRe will be bound by MSRE’s determination as to the obligation(s) and liability(ies) of MSRE under any Original Policies.

C.

Any inadvertent error, omission, or delay of a clerical nature will not be held to relieve either Party from any liability that would attach to it hereunder if such error, omission, or delay had not been made, provided such error, omission, or delay is rectified immediately or as soon as possible upon discovery.

ARTICLE 23 – REPRESENTATIONS, WARRANTIES, AND COVENANTS

A.	Each Party hereby represents and warrants that:

(i)

It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(ii)

This Agreement (a) has been duly approved by all necessary actions, including any necessary shareholder or membership approval, (b) has been executed by its duly authorized officers, and (c) constitutes a valid and binding agreement enforceable in accordance with its terms.

(iii)

The execution, delivery, and performance of this Agreement (a) have been authorized by all necessary corporate actions by the Parties, and (b) does not violate, conflict with, or cause a default under (i) its articles of incorporation, articles of organization, bye-laws, management agreement, or other organizational document, as applicable, or (ii) any applicable law or regulation, court order, or administrative ruling or decree to which it is a party or to which any of its property is subject, or to any agreement, contract, indenture, or other binding arrangement to which it is a party or to which any of its property is subject.

(iv)

There is no requirement to make any filing with, or give any notice to, any governmental entity or body, or obtain any order, permit, approval, waiver, license, or similar authorization, in connection with the completion of the transactions contemplated by this Agreement.

B.

Each Party covenants to do such things and to execute such further documents and assurances as may be deemed necessary or advisable from time to time to carry out the terms and conditions of this Agreement in accordance with their true intent.

C.

Each of the representations and warranties made by either Party in this Agreement will survive the Termination of this Agreement. All covenants and agreements made by either Party in this Agreement will survive until performed or the obligation to so perform has expired.

ARTICLE 24 – AMENDMENTS

A.

It is hereby understood and agreed that any amendments and/or alterations to this Agreement that are mutually agreed on by addendum will be automatically binding on the Parties and will be considered to form an integral part of this Agreement.

B.

All amendments, extensions, cancellations, and/or replacements to the Original Policies are to be made strictly in accordance with the requirements imposed by the “MSRE Underwriting Guidelines” as attached as Appendix 2 to the Master Services Agreement, and in compliance with all applicable statutes and regulations.

ARTICLE 25 – THIRD-PARTY RIGHTS

This Agreement is solely between MSRE and PRe, and in no instance is any insured, claimant, or other third party to have any rights under this Agreement.

ARTICLE 26 – NOTICES

All notices, directions, requests, demands, acknowledgments, and other communications required or permitted to be given or made under the terms hereof will be in writing and will be deemed to have been duly given or made when transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile (with the exception of notices of termination, first class mail is also acceptable), when addressed as follows:

If to MSRE:	If to PRe:

Multi-Strat Re Ltd.	Resource Re Ltd.
Attn: Robert Forness	c/o Cedar Management Limited
19 Queen Street	Attn: Tom McMahon
Hamilton, HM 11, Bermuda	Continental Building
Email: bob@multistrat.bm	25 Church Street
P.O. Box HM 824
Hamilton HMCX, Bermuda
Email: tmcmahon@cedar.bm

A Party may change the address and/or addressee to which notices and other communications, hereunder, are to be sent to the other Party by giving the other Party written notice thereof in accordance with this Article.

ARTICLE 27 – ASSIGNMENT

Neither Party may assign this Agreement or any of its obligations hereunder, without the prior written consent of the other Party; provided, however, that this Agreement will inure to the benefit of and bind those who, by operation of law, become successors to the Parties, including, without limitation, any liquidator, rehabilitator, receiver, conservator, or any successor merged, amalgamated, or consolidated entity.

ARTICLE 28 – COUNTERPARTS

A.	The use of any of the following will constitute a valid execution of this Agreement or any amendments thereto:

	(i)	paper documents with an original ink signature;

	(ii)	facsimile or electronic copies of paper documents showing an original ink signature; and

	(iii)	electronic records with an electronic signature made via an electronic agent.

B.	This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together are to constitute one and the same instrument.

ARTICLE 29 – NO PARTNERSHIP

Nothing provided herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between or among any of the Parties.

ARTICLE 30 - WAIVER

A waiver by either Party of any breach or default by the other Party will not constitute a continuing waiver or a waiver by such Party of any subsequent act in breach or of default hereunder.

ARTICLE 31 - HEADINGS

The headings used in this Agreement are for reference purposes only and are not deemed to be a part of this Agreement.

ARTICLE 32 - ENFORCEABILITY

If any provision of this Agreement is deemed to be illegal or unenforceable by the laws, regulations, or public policy of any jurisdiction, then such provision will be considered void in such jurisdiction, but that illegal or unenforceable provision will not affect the validity or enforceability of any other provision of this Agreement or the enforceability of any provision in any other jurisdiction.

ARTICLE 33 - ENTIRE AGREEMENT

This Agreement and the Appendixes hereto and the Master Services Agreement, constitute the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties with respect to such transactions. There are no representations, warranties, covenants, conditions, or guarantees, expressed or implied, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement and the Master Services Agreement. The Parties have not relied, and are not relying, on any other information, discussion, or understanding in entering into and completing the transactions contemplated by this Agreement.

[SIGNATURES ON THE NEXT PAGE]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate by its duly authorized representatives in Hamilton, Bermuda on the date below.

By: Multi-Strat Re Ltd.	By: Resource Re Ltd.

“/s/ Robert J. Forness”	“/s/ Thomas McMahon”
Signature	Signature

Robert J. Forness	Thomas McMahon
Printed Name	Printed Name

CEO	Director
Title	Title

August 8, 2014	August 11, 2014
Date	Date

APPENDIX A

PARTICIPATING RETROCESSIONAIRES – PARTICIPATION SCHEDULE

[***Confidential Treatment Requested (three pages redacted)***]

A - 1

APPENDIX B

DEFINITIONS

“Acquisition Costs”	[***Confidential Treatment Requested***]
“Agent”

Includes any and all parties that provide services to, and/or act on behalf of, MSRE or PRe, as applicable, with respect to the administration, underwriting and claims administration, marketing, and sales related to MSRE’s or PRe’s operations, including, but not limited to, brokers, accounting/audit firms, legal firms, corporate secretary firms, administration firms, third-party claims administrators, managing general agents, managing general underwriters, subcontractors, etc.

“ALAE”

Allocated loss adjustment expense includes the (i) expenses of litigation, if any, (ii) subrogation expenses, (iii) legal expenses, (iv) costs incurred in connection with coverage and validity questions, and legal actions related thereto, that are allocable only to a specific claim or action on the Business Covered, (v) any related interest, including, but not limited to, prejudgment interest where such interest is part of the judgment or post judgment interest, and (vi) all other MSRE Loss-related expenses that pertain to a specific action on the Business Covered, but excludes (a) all of the salaries or expenses of MSRE’s directors, officers, employees, and/or Agents that are not directly related to the loss adjustment process as regards a specific claim or action with respect to the Business Covered, and (b) any overhead amounts (such as rent, postage, lighting, cleaning, heating, etc.). The resulting ALAE amounts are to be reduced by the related salvage, subrogation, and other expense recoveries.

“Brokerage Commissions”

All amounts incurred and contractually related to the services provided by brokers, consultant underwriters, Agents, or other intermediaries for insurance or reinsurance placement and other related services.

“Business Covered”	See Article 1.

“ceded”

The transfer of an insurance policy risk from a reinsurance/insurance company to a reinsurance company. The company transferring the risk is referred to as the “cedent” or the “reinsured.” The company accepting the transferred risk is referred to as the “assuming company”, “reinsurer”, or “retrocessionaire.”

“Ceded Gross Written Premium”	The gross premium ceded pursuant to the Original Policies to MSRE attributable to the Business Covered plus any applicable reinstatement or premium adjustments prior to any deductions.
“Ceded Net Written Premium”	The Ceded Gross Written Premium reduced by any applicable Acquisition Costs incurred by MSRE and any related cancellations and premiums returned to MSRE during a specified time period.
“Ceded Net Written Premium Collected”	The amount of the Ceded Net Written Premium received by MSRE during a specified time period.
“ Cedent Profit Commission”	The profit sharing arrangements calculated in accordance with the terms of the applicable Cedent Reinsurance Agreement.
“Cedent Reinsurance Agreement”	See Recital C.
“Cedents”	The parties that cede the risks that comprise the MSRE Assumptions pursuant to the Original Policies to MSRE pursuant to the Cedent Reinsurance Agreements.
“Ceding Commissions”

Any amounts paid to the Cedents by MSRE to cover the Cedent’s acquisition costs and overhead expenses, taxes, licenses, and fees, including, when applicable, a fee representing a share of expected profits. Ceding Commissions are often expressed as a percentage of the gross reinsurance premium.

Master Services Agreement (Redacted)

“claims made basis”

The method for determining whether coverage is or is not available for a specific claim under an Original Policy or a reinsurance agreement. Claim coverage under a claims made basis Original Policy provides that the insurance/reinsurance company is responsible for the payment of the claim during the period that the Original Policy is in effect, up to the limits of the Original Policy coverage, for the claims presented regardless of when the event occurred that caused the claim to be submitted by the Insured. The basis for paying claims generally is stated in the Original Policy.

“claims occurrence basis”

The method for determining whether coverage is or is not available for a specific claim under an Original Policy or a reinsurance agreement. Claim coverage under a claims occurrence basis Original Policy provides that, if a claim occurs during the period when the Original Policy is in force, the insurance/reinsurance company is responsible for the payment of the claim that occurs, up to the limits of the Original Policy coverage, regardless of when the claim is submitted by the Insured. The basis for paying claims generally is stated in the Original Policy.

“commutation”

The complete discharge of all obligations for a specified book of insurance business for an insurance/reinsurance company that results from the cession of that insurance business to another insurance/reinsurance company.

“Extra Contractual Obligations” (“ECO”)

Liabilities that are not covered under any other provision of the Agreement that arise from the handling of any claim on the Business Covered because of, but not limited to, (i) the failure by MSRE to settle the claim within the Original Policy limit or other Original Policy provision, (ii) the alleged or actual gross negligence, fraud, or bad faith in MSRE’s rejection of an offer of settlement, (iii) the alleged or actual negligent preparation of MSRE’s defense, or in any related trial, of any action against an Insured or reinsured, or (iv) the alleged or actual negligent preparation or prosecution of any MSRE appeal that is consequent in regards to any such action.

“Ex-Gratia Settlement”	See Article 10(C).
“Insured”	The person or entity that owns the Original Policy or on whose behalf the Original Policy was purchased.

“Loss” or “Losses” or “Loss Occurrence”

Each and every accident, disaster, casualty, happening, or series of accidents, disasters, casualties, or happenings that arise out of one event, regardless of the number of interests insured or the number or kinds of perils involved that pertain to the Business Covered.

“Loss Fund”

The amounts set aside by PRe, and held by MSRE in the Premium Monies Account as set out in the Master Services Agreement, for the payment of Losses and Loss-related expenses that are attributable to the Business Covered and that are expected to be paid, or settled, within the subsequent ninety (90) day period.

“Loss in Excess of Original Policy Limits” or “XOPL”	See Article 10(A).
“loss portfolio transfer” or “LPT”

A reinsurance transaction in which the loss obligations of an insurance/reinsurance company that have already been incurred and will ultimately be paid can be discharged by transferring, i.e., ceding, those obligations to another insurer/reinsurer.

“Master Services Agreement”	The master services agreement between the Parties executed concurrently with this Agreement.
“managing general agent” or “MGA”

The person/entity that, in an agent capacity for an insurer or reinsurer, performs certain functions that generally are carried out within an insurance/reinsurance company by insurance/reinsurance company personnel. Such delegated functions could include, but are not limited to, underwriting insurance/reinsurance business, collecting premiums, and settling claims on behalf of the insurer or reinsurer.

“managing general underwriter” (“MGU”)	A person/entity that, in an agent capacity for an insurer or reinsurer, is given the authority to underwrite and accept insurance/reinsurance business on behalf of that insurer or reinsurer.
“MSRE Assumptions”	See Recitals, paragraph (A).
MSRE Retrocession Commission	See Article 8(A).

“Non-Standard Documentation”

Any notice, correspondence, or other documentation that is provided to, or received by, MSRE, its affiliates, and/or its Agents that, in MSRE’s experience, (i) is outside the normal course of business, (ii) is a request for information that MSRE is not normally required to provide to the relevant requesting person or entity, or (iii) could, in MSRE’s business judgment, negatively affect, in a material amount or manner, the Agreement, the Business Covered, or MSRE’s or PRe’s respective interests related thereto.

“Original Insured”	The holder or successor in interest of the Original Policy.
“Original Policy” or “Original Policies”

The entire written insurance agreement, including coverage forms and endorsements, or a binding quotation issued, renewed, extended, or accepted provisionally by a Cedent or an agent of a Cedent, that is subsequently assumed, in whole or in part, by MSRE, all or a portion of which is then retroceded to PRe pursuant to the Agreement.

“policy limits”	The amount of the coverage provided under the Original Policy.
PRE Assets Account

The separately managed account to which the premiums, salvage, subrogations, deposits, and other MSRE assumed reinsurance-related assets are deposited, based on PRe’s participation capacity in relation to the total MSRE Assumptions.

“PRe’s Total Capacity”

The maximum amount of the MSRE Assumptions that PRe has the collateral to assume from MSRE, as updated from time to time and as calculated separately for each Agreement Year and/or for each calendar month within an Agreement Year.

“Premium Monies Account”

The commingled account held in MSRE’s name for the benefit of the Retrocessionaires, including PRe, that includes Ceded Net Written Premium Collected for all Business Covered, plus interest earned on the Premium Monies Account and salvage and subrogation net recoveries, which amount, net of (i) Loss Fund holdbacks, (ii) Loss and Loss-related payments, and (iii) Profit Commission payments, is to be transferred to the account of PRe in proportion to PRe’s participation in the MSRE Assumptions for the Business Covered.

“retrocession”	A transaction in which a reinsurer transfers all or a portion of the risks that it has reinsured to another reinsurer.

“Retrocessionaire” or “Retrocessionaires”	Retrocessionaires, other than PRe, that also reinsure or assume a portion of the business included in the MSRE Assumptions.
“return premium”

The premium, or a portion thereof, that is returned to the policyholder or cedent by an insurance/reinsurance company for some specific reason, e.g., the policy is cancelled, the policy benefits are reduced, or the policy premium is reduced.

[***Confidential Treatment Requested***]	[***Confidential Treatment Requested***]
“salvage”

Any recoveries from Insureds, third parties, and/or cedents that are obtained or that are recoverable by MSRE pursuant to the rights granted to the insurer/reinsurer to the Insured’s property that is damaged, abandoned, or lost as a result of an insured peril and for which the insured or cedent has been compensated pursuant to the benefit provisions of the Original Policy.

“subrogation”

Any recoveries from an Insured, third-party, or cedent that are obtained or that are recoverable by MSRE with respect to Losses, or a portion thereof, that were paid by MSRE, i.e., subrogation means the reimbursement obtained or recovery made by MSRE, less the actual cost, excluding salaries of any director, officer, employee, and/or agent of MSRE and any sums paid to attorneys as retainer, incurred in obtaining such reimbursement or making such recovery with respect to claims and settlements paid by MSRE that relate to the Business Covered.

“Tax”	The premium tax, excise tax, or any other tax that may be imposed in the United States, and/or any other insurance-related tax that may be imposed by any other country or tax authority.
“Termination” and “Termination Event”	See Article 2.
“ULAE”

The unallocated loss adjustment expenses incurred by MSRE or its Agents in the investigation, adjustment, appraisal, or defense of all claims that pertain to the Business Covered, including declaratory judgment expenses, but excluding office expenses and the salaries of any director, officer, employee, and/or Agent of MSRE that are not directly related to the loss adjustment process as regards a specific claim or action with respect to the Business Covered.

“Ultimate Combined Ratio”	The sum of two ratios, the Ultimate Expense Ratio and the Ultimate Loss Ratio.
“Ultimate Expense Ratio”

The ratio calculated by dividing all other expenses related to the MSRE Assumptions not included in the Ultimate Loss Ratio by total earned premiums related to the proportion of policies assumed by PRe under this Agreement.

“Ultimate Loss Ratio”	The ratio calculated by dividing Ultimate Losses by the total earned premiums related to the proportion of policies assumed by PRe under this Agreement.
“Ultimate Losses”

The amount paid for Losses, ALAE, and ULAE that are considered to be fully-developed on the proportion of policies assumed by PRe under this Agreement, less any salvage, subrogation, and other recoveries related thereto.

“Underwriting Performance Incentive”	See Article 8(B).